SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D

                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                    THERETO FILED PURSUANT TO RULE 13(d)-2(a)

                                (Amendment No. 3)

                VCampus Corporation (f/k/a UOL Publishing, Inc.)
--------------------------------------------------------------------------------
                                (Name of issuer)

                           COMMON STOCK $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                  92240C 10 0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                   May 2, 2000
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 30 Pages)

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 2 of 30 Pages
------------------------------                   -------------------------------


================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Wheatley Partners, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7       SOLE VOTING POWER
    SHARES
 BENEFICIALLY                    1,018,901(1) shares
OWNED BY EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH
                   8       SHARED VOTING POWER

                                    80,765(2) shares
               -----------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER

                                 1,018,901(1) shares
               -----------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER

                                    80,765(2) shares
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,099,666(1)(2) shares
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.4%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                     PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 3 of 30 Pages
------------------------------                   -------------------------------


(1) Includes (i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P.

(2) Includes (i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Wheatley Partners, L.P. disclaims beneficial ownership of these securities.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 4 of 30 Pages
------------------------------                   -------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Irwin Lieber
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                        (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7       SOLE VOTING POWER
    SHARES
 BENEFICIALLY                    68,994(1) shares
OWNED BY EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH
                   8       SHARED VOTING POWER

                                 1,107,508(2) shares
               -----------------------------------------------------------------
                   9       SOLE DISPOSITIVE POWER

                                 68,994(1) shares
               -----------------------------------------------------------------
                  10       SHARED DISPOSITIVE POWER

                                 1,107,508(2) shares
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,176,502(1)(2) shares
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     13.2%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 5 of 30 Pages
------------------------------                   -------------------------------

(1) Includes (i) 14,771 shares of Common Stock issuable upon exercise of warrants, (ii) 17,904 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 18,181 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Mr. Lieber.

(2) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P.,
         (b)(i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. and (c)(i) 3,545 shares of Common Stock issuable upon exercise of warrants and (ii) 4,297 shares of Common Stock issuable upon conversion of shares of Series C Preferred stock, all of which is owned by one of Mr. Lieber's children and whose shares may be deemed to be beneficially owned by Mr. Lieber. Mr. Lieber disclaims beneficial ownership of these securities (except to the extent of his respective equity interest, in respect of the securities held by Wheatley Partners, L.P. and Wheatley Foreign Partners, L.P.).

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 6 of 30 Pages
------------------------------                   -------------------------------


================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Barry Fingerhut
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                        PF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
 NUMBER OF         7      SOLE VOTING POWER
   SHARES
BENEFICIALLY                    519,591 (1) shares
OWNED BY EACH
 REPORTING     -----------------------------------------------------------------
PERSON WITH
                   8      SHARED VOTING POWER

                              1,108,666 (2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                519,591 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                              1,108,666(2) shares
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,628,257(1)(2) shares
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     18.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                 *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 7 of 30 Pages
------------------------------                   -------------------------------

(1) Includes (a)(i) 37,814 shares of Common Stock issuable upon exercise of warrants, (ii) 45,835 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, (iii) 22,500 shares of Common Stock issuable upon exercise of options, and (iv) 45,454 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Mr. Fingerhut, and (b)(i) 2,954 shares of Common Stock issuable upon exercise of warrants and (ii) 3,580 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which is held by an account for which Mr. Fingerhut has sole voting and dispositive power.

(2) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P., and
         (b)(i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock all of which is held by Wheatley Foreign Partners, L.P. Mr. Fingerhut disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 8 of 30 Pages
------------------------------                   -------------------------------

================================================================================
       1       NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                       Seth Lieber
--------------------------------------------------------------------------------
       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3       SEC USE ONLY

--------------------------------------------------------------------------------
       4       SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
       5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
       6       CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
   NUMBER OF       7      SOLE VOTING POWER
     SHARES
  BENEFICIALLY                  9,346(1) shares
 OWNED BY EACH
   REPORTING   -----------------------------------------------------------------
  PERSON WITH
                   8      SHARED VOTING POWER

                                1,099,666(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                9,346(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                1,099,666(2) shares
--------------------------------------------------------------------------------
       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,109,012 (1)(2) shares
--------------------------------------------------------------------------------
       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        12.5%
--------------------------------------------------------------------------------
       14      TYPE OF REPORTING PERSON*

                        IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 9 of 30 Pages
------------------------------                   -------------------------------

(1) Includes (i) 2,954 shares of Common Stock issuable upon conversion of warrants and (ii) 3,580 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which is held by Mr. Lieber.

(2) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P., and
         (b)(i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 10 of 30 Pages
------------------------------                   -------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                     Jonathan Lieber
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   6,534(1) shares
OWNED BY EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH
                   8      SHARED VOTING POWER

                                1,099,666(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                6,534(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                1,099,666(2) shares
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,106,200(1)(2) shares
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     12.5%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 11 of 30 Pages
------------------------------                   -------------------------------

(1) Consists of (i) 2,954 shares of Common Stock issuable upon conversion of warrants and (ii) 3,580 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which is held by Mr. Lieber.

(2) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P., and
         (b)(i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 12 of 30 Pages
------------------------------                   -------------------------------


================================================================================
       1        NAME OF REPORTING PERSONS
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                         Dana Lieber
--------------------------------------------------------------------------------
       2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
       3        SEC USE ONLY

--------------------------------------------------------------------------------
       4        SOURCE OF FUNDS*
                      PF, OO
--------------------------------------------------------------------------------
       5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEM 2(d) OR 2(e)                                / /
--------------------------------------------------------------------------------
       6        CITIZENSHIP OR PLACE OR ORGANIZATION

                      United States
--------------------------------------------------------------------------------
   NUMBER OF        7      SOLE VOTING POWER
     SHARES
  BENEFICIALLY                   7,842(1) shares
 OWNED BY EACH
  REPORTING     ----------------------------------------------------------------
 PERSON WITH
                    8      SHARED VOTING POWER

                                 0 shares
                ----------------------------------------------------------------
                    9      SOLE DISPOSITIVE POWER

                                 7,842(1) shares
                ----------------------------------------------------------------
                   10      SHARED DISPOSITIVE POWER

                                 0 shares
--------------------------------------------------------------------------------
       11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      7,842(1) shares
--------------------------------------------------------------------------------
       12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                CERTAIN SHARES*                                              / /
--------------------------------------------------------------------------------
       13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                      0.1%
--------------------------------------------------------------------------------
       14       TYPE OF REPORTING PERSON*

                      IN
================================================================================

(1) Consists of (i) 3,545 shares of Common Stock issuable upon conversion of warrants and (ii) 4,297 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which is held by Ms. Lieber.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 13 of 30 Pages
------------------------------                   -------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OR ORGANIZATION

                     Delaware
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   80,765(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                1,018,901(2) shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                80,765(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                1,018,901(2) shares
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        1,099,666(1)(2) shares
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                        12.4%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                        PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 14 of 30 Pages
------------------------------                   -------------------------------

(1) Includes (i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P.

(2) Includes (i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P. Wheatley Foreign Partners, L.P. disclaims beneficial ownership of these securities.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 15 of 30 Pages
------------------------------                   -------------------------------


================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                      Seneca Ventures
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   13,069 (1) shares
OWNED BY EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                13,069 (1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     13,069(1)shares
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.2%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                     PN
================================================================================
(1) Includes (i) 7,161 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (ii) 5,908 shares of Common Stock issuable upon exercise of warrants, all of which is held by Seneca Ventures.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 16 of 30 Pages
------------------------------                   -------------------------------


================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                    Woodland Partners
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   75,528(1) shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                75,528(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     75,528(1) shares
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.9%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                     PN
================================================================================

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 17 of 30 Pages
------------------------------                   -------------------------------


(1) Includes (i) 17,725 shares of Common Stock issuable upon exercise of warrants, (ii) 21,484 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 18,181 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Woodland Partners.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 18 of 30 Pages
------------------------------                   -------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                Woodland Venture Fund
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                     WC, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OR ORGANIZATION

                     New York
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   13,069(1) shares
OWNED BY EACH
  REPORTING    -----------------------------------------------------------------
 PERSON WITH
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                13,069(1) shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     13,069(1) shares
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.2%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                     PN
================================================================================
(1) Includes (i) 7,161 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 5,908 shares of Common Stock issuable upon exercise of warrants, all of which is held by Woodland Venture Fund.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 19 of 30 Pages
------------------------------                   -------------------------------

================================================================================
      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                              Pamela Fingerhut
--------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
      3        SEC USE ONLY

--------------------------------------------------------------------------------
      4        SOURCE OF FUNDS*
                     PF, OO
--------------------------------------------------------------------------------
      5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
      6        CITIZENSHIP OR PLACE OR ORGANIZATION

                     United States
--------------------------------------------------------------------------------
  NUMBER OF        7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   9,000 shares
OWNED BY EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                0 shares
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                9,000 shares
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     9,000 shares
--------------------------------------------------------------------------------
      12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
      13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     0.1%
--------------------------------------------------------------------------------
      14       TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 20 of 30 Pages
------------------------------                   -------------------------------


         The  following  constitutes  Amendment  No. 3  ("Amendment  No.  3") to
Schedule 13D filed by the undersigned. This Amendment No. 3 amends the Schedule 13D as specifically set forth.


         Item 2 is hereby amended to add the following:

Item 2.  Identity and Background.

      16.  (a)   Pamela Fingerhut
           (b)   Address:     80 Cuttermill Road
                              Suite 311
                              Great Neck, NY 11021
           (c)   Principal Business:      Investments
           (f)   Citizenship:             United States


           Item 3 is hereby amended to add the following:

Item 3.    Source and Amount of Funds or Other Consideration.

         The aggregate purchase price of the 213,400 shares of Common Stock purchased by Barry Fingerhut since the filing of Amendment No. 2 of this
Schedule 13D with the Securities and Exchange Commission on September 15, 1999 is $1,242,488 and were acquired with his personal funds and other funds.

         The aggregate purchase price of the 9,000 shares of Common Stock held by Pamela Fingerhut is $79,352.80 and were acquired with her personal funds and her other funds.


                  Item 5. (a) and (b) are hereby amended to read in their entirety as follows:

Item 5.           Interest in Securities of the Issuer.

                  (a) The following table sets forth the aggregate number and percentage (based on 8,075,575 shares of Common Stock outstanding as of May 12, 2000 as reported in the Company's report for the quarter ended March 31, 2000 on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2000) of Common Stock beneficially owned by each person named in Item 2 of this Schedule 13D, as amended.


                                          Shares of Common        Percentage of Shares
                                               Stock                 of Common Stock
Name                                     Beneficially Owned        Beneficially Owned
----                                     ------------------        ------------------
Wheatley Partners, L.P.(1)                   1,099,666                    12.4
Barry Rubenstein(2)                          1,201,332                    13.4
Irwin Lieber(3)                              1,176,502                    13.2
Barry Fingerhut(4)                           1,628,257                    18.0

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 21 of 30 Pages
------------------------------                   -------------------------------



                                          Shares of Common        Percentage of Shares
                                               Stock                 of Common Stock
Name                                     Beneficially Owned        Beneficially Owned
----                                     ------------------        ------------------

Wheatley Partners, LLC(5)                    1,099,666                    12.4
Seth Lieber(6)                               1,109,012                    12.5
Jonathan Lieber(7)                           1,106,200                    12.5
Wheatley Management Ltd.(8)                     80,765                     1.0
Wheatley Foreign Partners, L.P.(9)           1,099,666                    12.4
Woodland Partners(10)                           75,528                     0.9
Marilyn Rubenstein(11)                         101,666                     1.2
Seneca Ventures(12)                             13,069                     0.2
Woodland Venture Fund(13)                       13,069                     0.2
Woodland Services Corp.(14)                     26,138                     0.3
Dana Lieber(15)                                  7,842                     0.1
Pamela Fingerhut                                 9,000                     0.1

---------------------

(1) Includes (i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P. Also includes
         (i) 14,805  shares of Common Stock  issuable upon exercise of warrants,
         (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Wheatley Partners, L.P. disclaims beneficial ownership of these securities.
(2) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P.,
         (b)(i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P., (c)(i) 17,725 shares of Common Stock issuable upon exercise of warrants, (ii) 21,484 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 18,181 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 22 of 30 Pages
------------------------------                   -------------------------------


         by Woodland Partners and (d)(i) 11,816 shares of Common Stock issuable upon exercise of warrants and (ii) 14,322 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, one-half of which is held by each of the Woodland Venture Fund and Seneca Ventures. Mr. Rubenstein disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

(3) Includes (i) 14,771 shares of Common Stock issuable upon exercise of warrants, (ii) 17,904 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 18,181 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Mr. Lieber. Also includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P., (b)(i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and
         (iii) 28,474 shares of Common Stock issuable upon conversion of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. and (c)(i) 3,545 shares of Common Stock issuable upon exercise of warrants and (ii) 4,297 shares of Common Stock issuable upon conversion of shares of Series C Preferred stock, all of which is owned by one of Mr. Lieber's children and whose shares may be deemed to be beneficially owned by Mr. Lieber. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

(4) Includes (a)(i) 37,814 shares of Common Stock issuable upon exercise of warrants, (ii) 45,835 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, (iii) 22,500 shares of Common Stock issuable upon exercise of options and (iv) 45,454 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Mr. Fingerhut, and (b)(i) 2,954 shares of Common Stock issuable upon exercise of warrants and (ii) 3,580 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which is held by an account for which Mr. Fingerhut has sole voting and dispositive power. Also includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Mr. Fingerhut disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

(5) Includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P., and
         (b)(i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 23 of 30 Pages
------------------------------                   -------------------------------


         Wheatley  Partners,   LLC  disclaims   beneficial  ownership  of  these
         securities, except to the extent of its respective equity interest therein.

(6) Includes (i) 2,954 shares of Common Stock issuable upon conversion of warrants and (ii) 3,580 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which is held by Mr. Lieber. Also includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P., and
         (b)(i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

(7) Consists of (i) 2,954 shares of Common Stock issuable upon conversion of warrants and (ii) 3,580 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which is held by Mr. Lieber. Also includes (a)(i) 174,266 shares of Common Stock issuable upon exercise of warrants, (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and
         (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P., and (b)(i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Mr. Lieber disclaims beneficial ownership of these securities, except to the extent of his respective equity interest therein.

(8) Includes (i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Wheatley Management, Ltd. disclaims beneficial ownership of these securities, except to the extent of its equity interest therein.

(9) Includes (i) 14,805 shares of Common Stock issuable upon exercise of warrants, (ii) 17,945 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 28,474 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Foreign Partners, L.P. Also includes
         (i) 174,266  shares of Common Stock issuable upon exercise of warrants,
         (ii) 211,231 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 335,162 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Wheatley Partners, L.P. Wheatley Foreign Partners, L.P. disclaims beneficial ownership of these securities.

(10) Includes (i) 17,725 shares of Common Stock issuable upon exercise of warrants, (ii) 21,484 shares of Common Stock issuable upon conversion of

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 24 of 30 Pages
------------------------------                   -------------------------------


         shares of Series C Preferred Stock and (iii) 18,181 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Woodland Partners.

(11) Includes (a)(i) 17,725 shares of Common Stock issuable upon exercise of warrants, (ii) 21,484 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock and (iii) 18,181 shares of Common Stock issuable upon conversion of shares of Series D Preferred Stock, all of which is held by Woodland Partners and (b)(i) 11,816 shares of Common Stock issuable upon exercise of warrants and (ii) 14,322 shares of Common Stock issuable upon conversion of shares of Series C
         Preferred Stock, one-half of which is held by each of the Woodland Venture Fund and Seneca Ventures. Mrs. Rubenstein disclaims beneficial ownership of these securities, except to the extent of her respective equity interest therein.

(12) Consists of (i) 5,908 shares of Common Stock issuable upon exercise of warrants and (ii) 7,161 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which is held by Seneca Ventures.

(13) Consists of (i) 5,908 shares of Common Stock issuable upon exercise of warrants and (ii) 7,161 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which is held by Woodland Venture Fund.

(14) Consists of (i) 11,816 shares of Common Stock issuable upon exercise of warrants and (ii) 14,322 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, one-half of which is held by each of the Woodland Venture Fund and Seneca Ventures. Woodland Services Corp. disclaims beneficial ownership of these securities, except to the extent of its respective equity interest therein.

(15) Consists of (i) 3,545 shares of Common Stock issuable upon exercise of warrants and (ii) 4,297 shares of Common Stock issuable upon conversion of shares of Series C Preferred Stock, all of which is held by Ms. Lieber.

                  (b) Wheatley has sole power to vote and dispose of 1,018,901 shares of Common Stock, representing approximately 11.5% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 80,765 shares of Common Stock, representing approximately 1.0% of the outstanding shares of Common Stock.

         Wheatley Foreign has sole power to vote and dispose of 80,765 shares of Common Stock, representing approximately 1.0% of the outstanding shares of Common Stock and may be deemed to have shared power to vote and dispose of 1,018,901 shares of Common Stock, representing approximately 11.5% of the outstanding shares of Common Stock.

         By virtue of being a general partner of Wheatley Foreign, Wheatley Management, Ltd. may be deemed to have shared power to vote and dispose of 80,765 shares of Common Stock, representing approximately 1.0% of the outstanding shares of Common Stock.

         By virtue of being the general partner of Wheatley and a general partner of Wheatley Foreign, Wheatley Partners, LLC ("Wheatley LLC") may be deemed to have shared power to vote and dispose of 1,099,666 shares of Common Stock, representing approximately 12.4% of the outstanding shares of Common Stock.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 25 of 30 Pages
------------------------------                   -------------------------------

         By virtue of his being a member and Chief Executive Officer of Wheatley LLC, a general partner of Woodland Partners, Seneca Ventures and Woodland Venture Fund and the President and sole shareholder of Woodland Services Corp., Barry Rubenstein may be deemed to have shared power to vote and dispose of 1,201,332 shares of Common Stock, representing approximately 13.4% of the outstanding shares of Common Stock.

         Irwin Lieber has sole power to vote and dispose of 68,994 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common Stock and by virtue of his being a member and President, Secretary and Treasurer of Wheatley LLC and Ms. Dana Lieber's father, Mr. Lieber may be deemed to have shared power to vote and dispose of 1,107,508 shares of Common Stock, representing approximately 12.4% of the outstanding shares of Common Stock.

         Barry Fingerhut has sole power to vote and dispose of 519,591 shares of Common Stock, representing approximately 6.3% of the outstanding shares of Common Stock and by virtue of his being a member and Executive Vice President of Wheatley LLC, Mr. Fingerhut may be deemed to have shared power to vote and dispose of 1,108,666 shares of Common Stock, representing approximately 12.5% of the outstanding shares of Common Stock.

         Jonathan Lieber has sole power to vote and dispose of 6,534 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common Stock and by virtue of his being a member and Vice President of Wheatley LLC, Mr. Lieber may be deemed to have shared power to vote and dispose of 1,099,666 shares of Common Stock, representing approximately 12.4% of the outstanding shares of Common Stock.

         Seth Lieber has sole power to vote and dispose of 9,346 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common Stock and by virtue of his being a member and Vice President of Wheatley LLC, Mr. Lieber may be deemed to have shared power to vote and dispose of 1,099,666 shares of Common Stock, representing approximately 12.4% of the outstanding shares of Common Stock.

         Woodland Partners has sole power to vote and dispose of 75,528 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common Stock.

         By virtue of her being a general partner of Woodland Partners and the Secretary and Treasurer of Woodland Services Corp., a general partner of Seneca Ventures and Woodland Venture Fund, Marilyn Rubenstein may be deemed to have shared power to vote and dispose of 101,666 shares of Common Stock, representing approximately 1.2% of the outstanding shares of Common Stock.

         Seneca Ventures has sole power to vote and dispose of 13,069 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common Stock.

         Woodland Venture Fund has sole power to vote and dispose of 13,069 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common Stock.

         By virtue of its being a general partner of Seneca Ventures and Woodland Venture Fund, Woodland Services Corp. may be deemed to have shared power to vote and dispose of 26,138 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common Stock.

         Dana Lieber has sole power to vote and dispose of 7,842 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common Stock.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 26 of 30 Pages
------------------------------                   -------------------------------


         Pamela Fingerhut has sole power to vote and dispose of 9,000 shares of Common Stock, representing less than 1.0% of the outstanding shares of Common Stock.

                  Item 5(c) is supplemented as follows:

                  (c) The following transactions occurred within the last 60 days of the filing of this Schedule 13 Amendment No. 3. All the transactions were open market purchases.

    Reporting
     Person            Date         Buy/Sell   Quantity             Price
     ------            ----         --------   --------             -----


Barry Fingerhut     May 2, 2000      Buy         46,000           $8.2167
Barry Fingerhut     May 3, 2000      Buy         22,500           $8.3692
Barry Fingerhut     May 4, 2000      Buy         17,500           $8.4643
Barry Fingerhut     May 5, 2000      Buy         12,500           $9.0925
Barry Fingerhut     May 8, 2000      Buy         17,200           $9.1199
Barry Fingerhut     May 9, 2000      Buy          2,500           $8.5000
Barry Fingerhut     May 10, 2000     Buy          4,200           $8.3512
Barry Fingerhut     May 11, 2000     Buy         11,000           $8.9290
Pamela Fingerhut    May 16, 2000     Buy          3,000           $8.9092
Pamela Fingerhut    May 17, 2000     Buy          1,000           $8.5000
Pamela Fingerhut    May 18, 2000     Buy          4,000           $8.7813
Pamela Fingerhut    May 19, 2000     Buy          1,000           $9.0000


                  Item 7 is hereby amended to read as follows:

Item 7.           Material to be Filed as Exhibits.

                  1. Joint Filing Agreement, as amended, dated June 5, 2000.

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 27 of 30 Pages
------------------------------                   -------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 5, 2000                    WHEATLEY PARTNERS, L.P.
                                       By: Wheatley Partners, LLC,
                                           a General Partner


                                        By:  /s/ Irwin Lieber
                                             -----------------------------------
                                              Irwin Lieber, President

                                            /s/ Irwin Lieber
                                       -----------------------------------------
                                             Irwin Lieber

                                            /s/ Barry Fingerhut
                                       -----------------------------------------
                                             Barry Fingerhut

                                            /s/ Pamela Fingerhut
                                       -----------------------------------------
                                             Pamela Fingerhut

                                            /s/ Seth Lieber
                                       -----------------------------------------
                                             Seth Lieber

                                            /s/ Jonathan Lieber
                                       -----------------------------------------
                                             Jonathan Lieber

                                           /s/ Dana Lieber
                                       -----------------------------------------
                                            Dana Lieber

                                       WHEATLEY FOREIGN PARTNERS, L.P.
                                       By:  Wheatley Partners, LLC, a General
                                            Partner

                                       By:   /s/ Irwin Lieber
                                          --------------------------------------
                                             Irwin Lieber, President

                                       SENECA VENTURES

                                       By:   /s/ Barry Rubenstein
                                          -------------------------------------
                                            Barry Rubenstein, a General Partner

                                       WOODLAND PARTNERS

                                       By:   /s/ Barry Rubenstein
                                          -------------------------------------
                                          Barry Rubenstein, a General Partner

                                      WOODLAND VENTURE FUND

                                      By:   /s/ Barry Rubenstein
                                         --------------------------------------
                                         Barry Rubenstein, a General Partner

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 28 of 30 Pages
------------------------------                   -------------------------------


                                  EXHIBIT INDEX


Exhibit                                                                   Page
-------                                                                   ----
A.       Joint Filing Agreement, as amended                                29

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 29 of 30 Pages
------------------------------                   -------------------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(f)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an amendment to a Statement on Schedule 13D dated June 5, 2000 (including amendments thereto) with respect to the Common Stock of VCampus Corporation (f/k/a UOL Publishing, Inc.). This Joint Filing Agreement shall be filed as an Exhibit to such statement.

Dated: June 5, 2000                   WHEATLEY PARTNERS, L.P.
                                       By: Wheatley Partners, LLC,
                                           a General Partner


                                        By:  /s/ Irwin Lieber
                                             -----------------------------------
                                              Irwin Lieber, President

                                       WHEATLEY PARTNERS LLC

                                        /s/ Irwin Lieber
                                       -----------------------------------------
                                             Irwin Lieber, President

                                        /s/ Barry Rubenstein
                                       -----------------------------------------
                                             Barry Rubenstein

                                        /s/ Irwin Lieber
                                       -----------------------------------------
                                             Irwin Lieber

                                        /s/ Barry Fingerhut
                                       -----------------------------------------
                                             Barry Fingerbut

                                        /s/ Pamela Fingerhut
                                       -----------------------------------------
                                             Pamela Fingerhut

                                        /s/ Seth Lieber
                                       -----------------------------------------
                                             Seth Lieber

                                        /s/ Jonathan Lieber
                                       -----------------------------------------
                                             Jonathan Lieber

                                        /s/ Marilyn Rubenstein
                                       -----------------------------------------
                                             Marilyn Rubenstein


                                        /s/ Dana Lieber
                                       -----------------------------------------
                                            Dana Lieber

                                       WHEATLEY MANAGEMENT LTD.

                                       By:  /s/ Irwin Lieber
                                          --------------------------------------
                                             Irwin Lieber, President

------------------------------                   -------------------------------
CUSIP No. 903196 10 3                 13D          Page 30 of 30 Pages
------------------------------                   -------------------------------


                                       WHEATLEY FOREIGN PARTNERS, L.P.
                                       By:  Wheatley Partners, LLC, a General
                                            Partner

                                       By:/s/ Irwin Lieber
                                          --------------------------------------
                                             Irwin Lieber, President

                                       SENECA VENTURES

                                       By:/s/ Barry Rubenstein
                                          -------------------------------------
                                            Barry Rubenstein, a General Partner

                                       WOODLAND PARTNERS

                                       By: /s/ Barry Rubenstein
                                          -------------------------------------
                                          Barry Rubenstein, a General Partner

                                      WOODLAND VENTURE FUND

                                      By:   /s/ Barry Rubenstein
                                         --------------------------------------
                                         Barry Rubenstein, a General Partner



                                      WOODLAND SERVICES CORP.

                                      By:   /s/ Barry Rubenstein
                                         --------------------------------------
                                         Barry Rubenstein, President